Exhibit 99

HMN Financial, Inc. Announces Third Quarter Results

ROCHESTER, Minn.--(BUSINESS WIRE)--October 22, 2012--HMN Financial, Inc. (NASDAQ:HMNF):

Third Quarter Highlights

  Net income of $0.6 million compared to net loss of $2.1 million in third quarter of 2011
  Diluted earnings per share of $0.04 compared to diluted loss per share of $0.65 in third quarter of 2011
  Provision for loan losses of $1.6 million, down $2.7 million from third quarter of 2011
  Nonperforming assets of $47.2 million, up $3.4 million from second quarter of 2012
  Net interest margin of 3.82%, up 11 basis points from third quarter of 2011

Year to Date Highlights

  Net income of $3.8 million compared to net loss of $3.9 million in first nine months of 2011
  Diluted earnings per share of $0.61 compared to diluted loss per share of $1.38 in first nine months of 2011
  Provision for loan losses of $2.5 million, down $7.2 million from first nine months of 2011
  Nonperforming assets of $47.2 million, down $3.4 million from December 31, 2011
  Net interest margin of 3.68%, up 8 basis points from first nine months of 2011
  Total assets decreased $146 million from December 31, 2011

Income (Loss) Summary (unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands, except per share amounts)	2012	2011	2012	2011
Net income (loss)	$637	(2,055)	$3,836	(3,929)
Net income (loss) available to common shareholders	170	(2,511)	2,444	(5,291)
Diluted earnings (loss) per share	0.04	(0.65)	0.61	(1.38)
Return (loss) on average assets	0.39	(1.02)%	0.74	(0.62)%
Return (loss) on average equity	4.20	(12.10)%	8.66	(7.62)%
Book value per common share	$7.83	9.23	$7.83	9.23

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $644 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $0.6 million for the third quarter of 2012, an improvement of $2.7 million, or 131.0%, compared to a net loss of $2.1 million for the third quarter of 2011. Net income available to common shareholders was $0.2 million for the third quarter of 2012, an improvement of $2.7 million, or 106.8%, from the net loss available to common shareholders of $2.5 million for the third quarter of 2011. Diluted earnings per common share for the third quarter of 2012 was $0.04, an increase of $0.69, or 106.2%, from the diluted loss per common share of $0.65 for the third quarter of 2011. The improvement in net income for the third quarter of 2012 is due to a $2.7 million decrease in the provision for loan losses between the periods, a $0.6 million increase in noninterest income due primarily to an increase in the gain on sales of loans, and a $0.6 million decrease in noninterest expenses due primarily to the decrease in expenses related to real estate owned. These changes to net income were partially offset by a $1.2 million decrease in net interest income due primarily to a decrease in interest earning assets between the periods.

President’s Statement
“Our core business remains sound and we are encouraged by the increase in our net interest margin and the declining trend in both our loan loss provision and other operating expenses,” said Bradley Krehbiel, President of HMN. “The low rate environment for mortgage loans also continues to have a positive effect on our single family mortgage loan production and the related gain on sales of loans. We are pleased that the increase in non-interest income combined with the decrease in non-interest expense was able to offset the decline in our net interest income during the quarter as a result of the decline in our earning assets.”

Third Quarter Results

Net Interest Income
Net interest income was $5.9 million for the third quarter of 2012, a decrease of $1.2 million, or 16.8%, compared to $7.1 million for the third quarter of 2011. Interest income was $7.6 million for the third quarter of 2012, a decrease of $2.0 million, or 21.1%, from $9.6 million for the same period in 2011. Interest income decreased between the periods primarily because of a $145 million decrease in the average interest-earning assets and also because of a decrease in the average yields between the periods. Average interest earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of low loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 4.89% for the third quarter of 2012, a decrease of 12 basis points from the 5.01% average yield for the third quarter of 2011. The decrease in the average yield is due to the continued low interest rate environment that existed during the third quarter of 2012.

Interest expense was $1.7 million for the third quarter of 2012, a decrease of $0.8 million, or 33.3%, compared to $2.5 million for the third quarter of 2011. Interest expense decreased primarily because of the $150 million decrease in the average interest-bearing liabilities between the periods. The decrease in the average interest-bearing liabilities is primarily the result of a decrease in the average outstanding certificates of deposits and brokered deposits between the periods and a decrease in other deposits as a result of the Bank’s Toledo, Iowa branch sale that was completed in the first quarter of 2012. The decrease in certificates of deposits and brokered deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing certificates of deposit and brokered deposits. Interest expense also decreased because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the low interest rate environment that continued to exist during the third quarter of 2012. The average interest rate paid on interest-bearing liabilities was 1.14% for the third quarter of 2012, a decrease of 22 basis points from the 1.36% average interest rate paid in the third quarter of 2011. Net interest margin (net interest income divided by average interest- earning assets) for the third quarter of 2012 was 3.82%, an increase of 11 basis points, compared to 3.71% for the third quarter of 2011.

Provision for Loan Losses
The provision for loan losses was $1.6 million for the third quarter of 2012, a decrease of $2.7 million, compared to $4.3 million for the third quarter of 2011. The provision decreased in the third quarter of 2012 primarily because there were fewer decreases in the estimated value of the underlying collateral supporting commercial real estate loans that required additional allowances or charge offs in the third quarter of 2012 when compared to the third quarter of 2011. The provision also decreased because of the $123 million decrease in the loan portfolio between the periods. Total non-performing assets were $47.2 million at September 30, 2012, an increase of $3.4 million, or 7.7%, from $43.8 million at June 30, 2012. Non-performing loans increased $3.5 million and foreclosed and repossessed assets decreased $0.1 million during the third quarter of 2012. The non-performing loan and foreclosed and repossessed asset activity for the quarter was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
June 30, 2012	$31,091	June 30, 2012	$12,732
Classified as non-performing	11,155
Charge offs	(1,866)	Transferred from non-performing loans	1,371
Principal payments received	(3,645)	Real estate sold	(1,644)
Classified as accruing	(782)	Net gain on sale of assets	172
Transferred to real estate owned	(1,371)	Write downs	(14)
September 30, 2012	$34,582	September 30, 2012	$12,617

The increase in non-performing loans relates primarily to new loans that were classified as non-performing during the quarter. Of the $11.2 million in loans classified as non-performing in the third quarter of 2012, $9.5 million related to three loans on two residential developments because the cash flows from lot sales were not sufficient to support the required principal payments on the loans. The largest non-performing loan relationship at September 30, 2012 was for $7.3 million and is secured by a residential development located in the Bank’s market area.

A reconciliation of the Company’s allowance for loan losses for the quarters ended September 30, 2012 and 2011 is summarized as follows:

(Dollars in thousands)	2012	2011
Balance at June 30,	$20,519	$27,764
Provision	1,584	4,260
Charge offs:
One-to-four family	0	(32)
Consumer	(163)	(143)
Commercial business	(168)	(2,167)
Commercial real estate	(1,535)	(4,094)
Recoveries	225	102
Balance at September 30,	$20,462	$25,690

General allowance	$15,965	$15,906
Specific allowance	4,497	9,784
	$20,462	$25,690

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the two most recently completed quarters and December 31, 2011.

	September 30,	June 30,	December 31,
(Dollars in thousands)	2012	2012	2011
Non-Performing Loans:
One-to-four family real estate	$2,992	$4,409	$4,435
Commercial real estate	27,707	22,322	22,658
Consumer	317	367	699
Commercial business	3,566	3,993	6,201
Total	34,582	31,091	33,993

Foreclosed and Repossessed Assets:
One-to-four family real estate	320	334	352
Commercial real estate	12,297	12,398	16,264
Total non-performing assets	$47,199	$43,823	$50,609
Total as a percentage of total assets	7.33%	6.54%	6.40%
Total non-performing loans	$34,582	$31,091	$33,993
Total as a percentage of total loans receivable, net	7.29%	6.27%	6.10%
Allowance for loan losses to non-performing loans	59.2%	66.0%	70.27%

Delinquency Data:
Delinquencies (1)
30+ days	$5,077	$6,412	$3,226
90+ days	0	0	0
Delinquencies as a percentage of
loan and lease portfolio (1)
30+ days	0.98%	1.24%	0.54%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

The following table summarizes the number of lending relationships and types of commercial real estate loans that were non-performing as of the end of the two most recently completed quarters and December 31, 2011.

		Principal		Principal		Principal
(Dollars in thousands)		Amount of		Amount of		Amount of
		Loans		Loans		Loans
	#	September 30,	#	June 30,	#	December 31,
Property Type		2012		2012		2011
Developments/land	12	$26,415	13	$20,630	10	$17,465
Shopping centers/retail	2	396	2	406	2	1,315
Restaurants/bar	1	565	1	581	1	616
Office buildings	2	184	2	184	1	2,325
Other buildings	1	147	2	521	3	937
	18	$27,707	20	$22,322	17	$22,658

The increase in the non-performing commercial real estate loans from June 30, 2012 is due primarily to three loans on two residential developments totaling $9.5 million that were classified as non-performing during the third quarter of 2012 because the cash flows from lot sales were not sufficient to support the required principal payments on the loans.

The following table summarizes the number of lending relationships and industry of commercial business loans that were non-performing as of the end of the two most recently completed quarters and December 31, 2011.

		Principal		Principal		Principal
(Dollars in thousands)		Amount of		Amount of		Amount of
		Loans		Loans		Loans
	#	September 30,	#	June 30,	#	December 31,
Industry Type		2012		2012		2011
Construction/development/land	6	$1,650	6	$1,796	6	$2,061
Retail	2	247	2	202	1	82
Banking	0	0	0	0	2	1,199
Entertainment	1	16	1	20	1	23
Utilities	2	1,379	2	1,394	1	2,792
Restaurant	1	135	1	498	0	0
Other	3	139	2	83	1	44
	15	$3,566	14	$3,993	12	$6,201

Non-Interest Income and Expense
Non-interest income was $2.1 million for the third quarter of 2012, an increase of $0.6 million, or 39.3%, from $1.5 million for the same period in 2011. Gains on sales of loans increased $0.8 million primarily because of an increase in single family loan originations and sales and also because of an increase in the sale of commercial government guaranteed loans between the periods. Fees and service charges decreased $0.2 million primarily because of a decrease in overdraft charges between the periods which was partly due to the reduction in deposit accounts as a result of the sale of the Toledo, Iowa branch in the first quarter of 2012.

Non-interest expense was $5.8 million for the third quarter of 2012, a decrease of $0.6 million, or 9.5%, from $6.4 million for the same period of 2011. Compensation and benefits expense decreased $0.3 million between the periods primarily because of a decrease in the compensation paid as a result of having fewer employees. Gain on real estate owned increased $0.3 million between the periods as there were more gains realized on the sale of real estate and there were fewer write downs in the value of the real estate owned in the third quarter of 2012 when compared to the same period in 2011. Occupancy expense decreased $0.1 million primarily because of a decrease in depreciation and other expenses as a result of having fewer branch facilities. Other non-interest expenses decreased $0.1 million primarily because of a decrease in the costs related to other real estate owned. Deposit insurance expense increased $0.2 million primarily because of an increase in the insurance rates between the periods.

No income tax expense was recorded for the third quarter of 2012 or the third quarter of 2011. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at September 30, 2012. Since the valuation reserve is established against the entire deferred tax asset balance, no income tax expense was recorded for the third quarter of 2012 or 2011.

Net Income (Loss) Available to Common Shareholders
Net income available to common shareholders was $0.2 million for the third quarter of 2012, an increase of $2.7 million from the $2.5 million net loss available to common shareholders in the third quarter of 2011. The net income available to common shareholders increased primarily because of the change in the net income (loss) between the periods. The Company has deferred the last seven quarterly dividend payments, beginning with the February 15, 2011 dividend payment, on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income (loss) available to common shareholders. Under the terms of the certificate of designations for the preferred stock, dividend payments may be deferred without default, but the dividend is cumulative and, since the Company failed to pay dividends for six quarters, the Treasury has the right to appoint two representatives to the Company’s board of directors, although the Treasury has not yet exercised this right. Under the terms of the Company’s and Bank’s Supervisory Agreements with their federal banking regulators, neither the Company nor the Bank may declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of these regulators. The Company does not anticipate requesting consent from the Federal Reserve Board to make any payments of dividends on, or purchase of, its common or preferred stock in 2012.

Return (Loss) on Assets and Equity
Return on average assets for the third quarter of 2012 was 0.39%, compared to a 1.02% loss on average assets for the third quarter of 2011. Return on average equity was 4.20% for the third quarter of 2012, compared to a 12.10% loss on average equity for the same period of 2011. Book value per common share at September 30, 2012 was $7.83, compared to $9.23 at September 30, 2011.

Nine Month Period Results

Net Income (Loss)
Net income was $3.8 million for the nine-month period ended September 30, 2012, an improvement of $7.7 million, from the $3.9 million net loss for the nine-month period ended September 30, 2011. Net income available to common shareholders was $2.4 million for the nine-month period ended September 30, 2012, an improvement of $7.7 million, from the net loss available to common shareholders of $5.3 million for the same period of 2011. Diluted earnings per common share for the nine-month period in 2012 was $0.61, an improvement of $1.99, from the diluted loss per common share of $1.38 for the same period in 2011. The improvement in net income for the first nine months of 2012 is due to a $7.1 million decrease in the provision for loan losses between the periods, a $0.6 million gain on sale of the Bank’s Toledo, Iowa branch, a $1.5 million increase in the gain on sales of loans, and a $2.3 million decrease in noninterest expenses due primarily to the decrease in expenses related to real estate owned. These improvements to net income were partially offset by a $3.4 million decrease in net interest income due primarily to a decrease in interest earning assets between the periods.

Net Interest Income
Net interest income was $18.2 million for the first nine months of 2012, a decrease of $3.3 million, or 15.7%, from $21.5 million for the same period in 2011. Interest income was $23.8 million for the nine-month period ended September 30, 2012, a decrease of $6.5 million, or 21.6%, from $30.3 million for the same period in 2011. Interest income decreased between the periods primarily because of a $141 million decrease in the average interest-earning assets and also because of a decrease in the average yields earned between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of low loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 4.82% for the nine-month period of 2012, a decrease of 26 basis points from the 5.08% average yield for the nine-month period of 2011. The decrease in the average yield is due to the continued low interest rate environment that existed during the first nine months of 2012.

Interest expense was $5.6 million for the nine-month period ended September 30, 2012, a decrease of $3.2 million, or 36.1%, from $8.8 million for the same period in 2011. Interest expense decreased primarily because of a $142 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the average outstanding certificates of deposit and brokered deposits between the periods. The average interest rate paid on interest-bearing liabilities was 1.20% for the nine-month period of 2012, a decrease of 34 basis points from the 1.54% average rate paid for the same nine-month period of 2011. Net interest margin (net interest income divided by average interest earning assets) was 3.68% for the nine-month period of 2012, an increase of 8 basis points from the 3.60% margin for the same nine-month period of 2011.

Provision for Loan Losses
The provision for loan losses was $2.5 million for the first nine months of 2012, a decrease of $7.2 million, from $9.7 million for the same nine-month period in 2011. The provision decreased in the first nine months of 2012 primarily because there were fewer decreases in the estimated value of the underlying collateral supporting commercial real estate loans that required additional allowances or charge offs in the current period when compared to the same period of 2011. The provision also decreased because of the $123 million decrease in the loan portfolio between the periods. Total non-performing assets were $47.2 million at September 30, 2012, a decrease of $3.4 million, or 6.7%, from $50.6 million at December 31, 2011. Non-performing loans increased $0.6 million and foreclosed and repossessed assets decreased $4.0 million during the first nine months of 2012. The non-performing loan and foreclosed and repossessed asset activity for the first nine months of 2012 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed asset activity
December 31, 2011	$33,993	December 31, 2011	$16,616
Classified as non-performing	22,514
Charge offs	(8,637)	Transferred from non-performing loans	1,959
Principal payments received	(10,129)	Real estate sold	(5,878)
Classified as accruing	(1,200)	Net gain on sale of assets	521
Transferred to real estate owned	(1,959)	Write downs	(601)
September 30, 2012	$34,582	September 30, 2012	$12,617

A reconciliation of the Company’s allowance for loan losses for the nine-month periods ended September 30, 2012 and 2011 is summarized as follows:

(in thousands)	2012	2011
Balance at January 1,	$23,888	$42,828
Provision	2,544	9,669
Charge offs:
One-to-four family	0	(450)
Consumer	(921)	(230)
Commercial business	(1,997)	(10,724)
Commercial real estate	(5,719)	(16,303)
Recoveries	2,667	900
Balance at September 30,	$20,462	$25,690

General allowance	$15,965	$15,906
Specific allowance	4,497	9,784
	$20,462	$25,690

Non-Interest Income and Expense
Non-interest income was $6.6 million for the first nine months of 2012, an increase of $1.7 million, or 35.2%, from $4.9 million for the same period in 2011. Gains on sales of loans increased $1.5 million, or 150.9%, between the periods as a result of an increase in single family loan originations and sales due to the low interest rate environment that existed during the first nine months of 2012. Gain on sale of branch office increased $0.6 million as a result of the sale of the Toledo, Iowa branch in the first quarter of 2012. Fees and service charges decreased $0.3 million primarily because of a decrease in overdraft charges between the periods. Other non-interest income increased $62,000 due primarily to an increase in the sale of uninsured investment products and an increase in rental income on other real estate owned. Mortgage servicing fees decreased $34,000 between the periods primarily because of a decrease in the number of single family mortgage loans that are being serviced for others.

Non-interest expense was $18.4 million for the first nine months of 2012, a decrease of $2.3 million, or 11.1%, from $20.7 million for the same period in 2011. Other non-interest expense decreased $0.9 million because of decreased real estate taxes and legal fees related to other real estate owned. Compensation and benefits expense decreased $0.8 million primarily because of a decrease in the compensation paid as a result of having fewer employees. Gain on real estate owned improved $0.4 million between the periods as there were more gains realized on the sale of real estate and there were fewer write downs in the value of the real estate owned in the first nine months of 2012 when compared to the same period of 2011. Occupancy expense decreased $0.3 million primarily because of a decrease in depreciation and other expenses as a result of having fewer branch facilities. Deposit insurance expense decreased $0.1 million primarily because of the decrease in assets between the periods. Data processing costs increased $0.1 million between the periods primarily because of an incentive that was received by the Company in the first quarter of 2011 related to a change in our ATM and debit card vendor.

No income tax expense was recorded for the first nine months of 2012 or the first nine months of 2011. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at September 30, 2012. Since the valuation reserve is established against the entire deferred tax asset balance, no income tax expense was recorded for the first nine months of 2012 or 2011.

Net Income (Loss) Available to Common Shareholders
Net income available to common shareholders was $2.4 million for the first nine months of 2012, an increase of $7.7 million from the $5.3 million net loss available to common shareholders in the same period of 2011. The net income available to common shareholders increased primarily because of the change in the net income (loss) between the periods. The Company has deferred the last seven quarterly dividend payments, beginning with the February 15, 2011 dividend payment, on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income (loss) available to common shareholders. Under the terms of the certificate of designations for the preferred stock, dividend payments may be deferred without default, but the dividend is cumulative and, since the Company failed to pay dividends for six quarters, the Treasury has the right to appoint two representatives to the Company’s board of directors, although the Treasury has not yet exercised this right. Under the terms of the Company’s and Bank’s Supervisory Agreements with their federal banking regulators, neither the Company nor the Bank may declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of these regulators. The Company does not anticipate requesting consent from the Federal Reserve Board to make any payments of dividends on, or purchase of, its common or preferred stock in 2012.

Return (Loss) on Assets and Equity
Return on average assets for the nine-month period ended September 30, 2012 was 0.74%, compared to a loss on average assets of 0.62% for the same period in 2011. Return on average equity was 8.66% for the nine-month period ended September 30, 2012, compared to a loss on average equity of 7.62% for the same period in 2011.

General Information
HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates nine full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (3), Spring Valley and Winona; one full service office in Iowa located in Marshalltown; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the recovery of the valuation allowance on deferred tax assets; the amount and mix of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount of interest-earning assets; the amount and mix of brokered and other deposits (including the Company’s ability to renew brokered deposits); the availability of alternate funding sources; the payment of dividends; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; and the Bank’s compliance with regulatory standards generally (including the Bank’s status as “well-capitalized”), and supervisory agreements, individual minimum capital requirements or other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the OCC and FRB and the Bank and the Company to any failure to comply with any such regulatory standard, agreement or requirement. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement, including restrictions set forth in the supervisory agreements between each of the Company and Bank and the OCC and FRB; possible legislative and regulatory changes, including changes in the degree and manner of regulatory supervision, the ability of the Company and the Bank to establish and adhere to plans and policies relating to, among other things, capital, business, non-performing assets, loan modifications, documentation of loan loss allowance and concentrations of credit that are satisfactory to the OCC and FRB, as applicable, in accordance with the terms of the Company and Bank supervisory agreements and to otherwise manage the operations of the Company and the Bank to ensure compliance with other requirements set forth in the supervisory agreements; the ability of the Company and the Bank to obtain required consents from the OCC and FRB, as applicable, under the supervisory agreements or other directives; the ability of the Bank to comply with its individual minimum capital requirement and other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard, agreement or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Form 10-K with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and Part II, Item 1A of its Quarterly Reports on Forms 10-Q. We undertake no duty to update any of the forward-looking statements after the date of this press release.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,	December 31,
(dollars in thousands)	2012	2011
	(unaudited)
Assets
Cash and cash equivalents	$76,400	67,840
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $11,629 and $19,586)	12,437	20,645
Other marketable securities
(amortized cost $46,736 and $105,700)	46,406	105,469
	58,843	126,114

Loans held for sale	4,654	3,709
Loans receivable, net	474,346	555,908
Accrued interest receivable	2,135	2,449
Real estate, net	12,617	16,616
Federal Home Loan Bank stock, at cost	4,063	4,222
Mortgage servicing rights, net	1,580	1,485
Premises and equipment, net	7,359	7,967
Prepaid expenses and other assets	1,726	2,262
Assets held for sale	0	1,583
Deferred tax asset, net	0	0
Total assets	$643,723	790,155

Liabilities and Stockholders’ Equity
Deposits	$505,541	620,128
Deposits held for sale	0	36,048
Federal Home Loan Bank advances	70,000	70,000
Accrued interest payable	237	780
Customer escrows	1,422	933
Accrued expenses and other liabilities	6,674	5,205
Total liabilities	583,874	733,094
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock: ($.01 par value)
authorized 500,000 shares; issued shares 26,000	25,193	24,780
Common stock ($.01 par value):
authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	51,990	53,462
Retained earnings, subject to certain restrictions	45,844	42,983
Accumulated other comprehensive income	122	471
Unearned employee stock ownership plan shares	(3,045)	(3,191)
Treasury stock, at cost 4,705,073 and 4,740,711 shares	(60,346)	(61,535)
Total stockholders’ equity	59,849	57,061
Total liabilities and stockholders’ equity	$643,723	790,155

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands, except per share data)	2012	2011	2012	2011
Interest income:
Loans receivable	$7,208	8,967	22,527	28,171
Securities available for sale:
Mortgage-backed and related	133	259	490	873
Other marketable	160	308	601	1,132
Cash equivalents	25	4	71	7
Other	25	34	89	148
Total interest income	7,551	9,572	23,778	30,331

Interest expense:
Deposits	804	1,623	3,082	5,369
Federal Home Loan Bank advances	855	865	2,544	3,434
Total interest expense	1,659	2,488	5,626	8,803
Net interest income	5,892	7,084	18,152	21,528
Provision for loan losses	1,584	4,260	2,544	9,669
Net interest income after provision
for loan losses	4,308	2,824	15,608	11,859

Non-interest income:
Fees and service charges	821	978	2,484	2,827
Mortgage servicing fees	245	247	713	747
Gain on sales of loans	940	188	2,469	984
Gain on sale of branch office	0	0	552	0
Other	110	106	398	336
Total non-interest income	2,116	1,519	6,616	4,894

Non-interest expense:
Compensation and benefits	2,955	3,276	9,587	10,348
(Gain) loss on real estate owned	(172)	111	(75)	301
Occupancy	805	930	2,526	2,786
Deposit insurance	353	190	928	1,001
Data processing	333	326	1,006	884
Other	1,513	1,565	4,416	5,362
Total non-interest expense	5,787	6,398	18,388	20,682
Income (loss) before income tax expense	637	(2,055)	3,836	(3,929)
Income tax expense	0	0	0	0
Net income (loss)	$637	(2,055)	3,836	(3,929)
Preferred stock dividends and discount	467	456	1,392	1,362
Net income (loss) for common shareholders	170	(2,511)	2,444	(5,291)
Other comprehensive income (loss), net of tax	(77)	(130)	(349)	194
Comprehensive income (loss) attributable to common shareholders	93	(2,641)	2,095	(5,097)
Basic earnings (loss) per common share	$0.04	(0.65)	0.62	(1.38)
Diluted earnings (loss) per common share	$0.04	(0.65)	0.61	(1.38)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

	Three Months Ended		Nine Months Ended
SELECTED FINANCIAL DATA:	September 30,		September 30,
(dollars in thousands, except per share data)	2012	2011	2012	2011
I. OPERATING DATA:
Interest income	$7,551	9,572	23,778	30,331
Interest expense	1,659	2,488	5,626	8,803
Net interest income	5,892	7,084	18,152	21,528

II. AVERAGE BALANCES:
Assets (1)	643,304	802,140	689,698	840,787
Loans receivable, net	484,403	597,602	517,389	620,227
Securities available for sale (1)	76,631	121,286	89,466	141,500
Interest-earning assets (1)	613,955	758,610	658,337	798,912
Interest-bearing liabilities	576,919	727,413	624,643	766,759
Equity (1)	60,384	67,336	59,205	68,956

III. PERFORMANCE RATIOS: (1)
Return (loss) on average assets (annualized)	0.39%	(1.02)%	0.74%	(0.62)%
Interest rate spread information:
Average during period	3.75	3.65	3.62	3.54
End of period	3.52	3.77	3.52	3.77
Net interest margin	3.82	3.71	3.68	3.60
Ratio of operating expense to average
total assets (annualized)	3.58	3.16	3.56	3.29
Return (loss) on average equity (annualized)	4.20	(12.10)	8.66	(7.62)
Efficiency	72.26	74.36	74.24	78.28
	September 30,	December 31,	September 30,
	2012	2011	2011
IV. ASSET QUALITY:
Total non-performing assets	$47,199	50,609	60,002
Non-performing assets to total assets	7.33%	6.40%	7.33%
Non-performing loans to total loans receivable, net	7.29	6.10	6.57
Allowance for loan losses	$20,462	23,888	25,690
Allowance for loan losses to total assets	3.18%	3.02%	3.14%
Allowance for loan losses to total loans receivable, net	4.31	4.29	4.34
Allowance for loan losses to non-performing loans	59.17	70.27	66.11

V. BOOK VALUE PER SHARE:
Book value per share	$7.83	7.36	9.23

	Nine		Nine
	Months	Year	Months
	Ended	Ended	Ended
	Sept 30,	Dec 31,	Sept 30,
	2012	2011	2011
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	9.30%	7.22%	7.96%
Average stockholders’ equity to average assets (1)	8.58	8.19	8.20
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	105.39	104.23	104.19
Tier I or core capital (2)	9.55	7.14	7.79
Risk-based capital to risk-weighted assets	14.61	10.86	11.62
	September 30,	December 31,	September 30,
	2012	2011	2011
VII. EMPLOYEE DATA:
Number of full time equivalent employees	196	205	206
(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.
(2)	The OCC has established an individual minimum capital requirement (IMCR) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.5% of adjusted total assets. The Bank’s core capital ratio was in excess of this requirement at September 30, 2012.

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, 507-252-7169
President